As filed with the Securities and Exchange Commission on February 4, 2026

Registration No. 333-258172

Registration No. 333-205899

Registration No. 333-152878

Registration No. 333-120201

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-258172

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-205899

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-152878

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-120201

Under

The Securities Act of 1933

ENCISION, INC.

(Exact name of registrant as specified in its charter)

Colorado	84-1162056
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6797 Winchester Circle Boulder, CO	80301
(Address of Principal Executive Offices)	(Zip Code)

Encision, Inc. First Amended and Restated 2014 Equity Incentive Plan

Encision, Inc. 2014 Equity Incentive Plan

Encision, Inc. 2007 Stock Option Plan

Electroscope Inc. 1997 Stock Option Plan

(Full title of the plan)

Robert Fries

Interim Chief Executive Officer

Encision, Inc.

6797 Winchester Circle

Boulder, CO 80301

(303) 444-2600

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

James H. Carroll

Carroll Legal LLC

1449 Wynkoop Street, Suite 507

Denver, CO 80202

Telephone: (303) 888-4859

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed by Encision, Inc., a Colorado corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”) to deregister any and all shares of the Registrant’s common stock, no par value per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.                   Registration Statement on Form S-8 (File No. 333-120201), filed with the SEC on November 3, 2004, registering 400,000 shares of Common Stock issuable under the Electroscope Inc. 1997 Stock Option Plan.

2.                   Registration Statement on Form S-8 (File No. 333-152878), filed with the SEC on August 8, 2008, registering 1,400,000 shares of Common Stock issuable under the Encision, Inc. 2007 Stock Option Plan.

3.                   Registration Statement on Form S-8 (File No. 333-205899), filed with the SEC on July 28, 2015, registering 700,000 shares of Common Stock issuable under the Encision, Inc. 2014 Equity Incentive Plan.

4.                   Registration Statement on Form S-8 (File No. 333-258172), filed with the SEC on July 26, 2021, registering 400,000 shares of Common Stock issuable under the Encision, Inc. First Amended and Restated 2014 Equity Incentive Plan.

The Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, by filing these Post-Effective Amendments, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on February 4, 2026.

Encision, Inc.

By:	/s/ Robert Fries
Name:	Robert Fries
Title:	Interim Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.